As Filed with the Securities and Exchange Commission
                       on December 19, 2001
                    and amended December 20, 2001

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                          FORM S-8 POS

                     REGISTRATION STATEMENT
                             UNDER
                    THE SECURITIES ACT OF 1933
                           (Amended)

                       BALTIA AIR LINES, INC
         (Exact Name of Registrant as Specified in Charter)

------------------------------------------------------
           NEW YORK                      11-2878648
 (State or Other Jurisdiction         (I.R.S. Employer
     of Incorporation or            Identification Number)
        Organization)

------------------------------------------------------
               63-25 SAUNDERS STREET 7 I,
                 REGO PARK, NY 11374
                   (718) 275-5205
 (Address & telephone number of principal executive offices)

------------------------------------------------------

                BALTIA AIR LINES  REOFFER AND RESALE
                 REGISTRATION OF DECEMBER 2001
                      (Full title of the plan)

Igor Dmitrowsky, President & CEO
Baltia Air Lines, Inc.
63-25 Saunders Street 7 I, Rego Park, NY 11374
(718) 275-5205
(Telephone number, including area code, of agent for service)



                  CALCULATION OF REGISTRATION FEE

Title of      Amount to be  Maximum sale  Maximum       Registration
shares to be  registered    price per     aggregate     fee <FN2>
registered    <FN1>         share <FN1>   sale price
<FN1>                       (Actual
                            Price)

Common Stock  5,775,000     $.0001        $577.50       No fee
                                                        required

<FN1>(1) This reoffer and resale registration statement (the
"Registration Statement") registers 5,775,000 previously-issued restricted shares of Common Stock to named Selling Security Holders, par value $.0001 per share (the "Common Stock"), pursuant to the Baltia Air Lines Reoffer and Resale Registration of December 2001 (the "Plan").
<FN2>(2) The registration fee was calculated using the price that was paid for the shares being registered herein for resale. There is no present market for the shares and no assets underlying the shares.

                               PART I

        INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the named Selling Security Holders as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the "Commission"), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
INFORMATION.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Baltia Air Lines, Inc., 63-25 Saunders Street, Suite 7 I, Rego, NY 11374; Attention: Igor Dmitrowsky, President & CEO; telephone number (718) 275-5205.

                              PART II
         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents which have been filed by the Company with the Commission are incorporated by reference into this Registration
Statement:
(a) The Company's Form 10-KSB for the year ended December 31, 2000;
(b) The Company's Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2001; and
(c) The Company's Registration Statement 333-37409 filed with the Commission having an effective date of February 12, 1999.
(d) Minutes of the Board of Directors' Meeting, November 30, 2001.


ITEM 4. DESCRIPTION OF SECURITIES.

The Common Stock included in this Plan were issued as restricted shares at the par value per share price of $.0001 with full rights to one vote per share. The shares registered herein are fully paid and non-assessable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the Common Stock registered hereunder has been passed upon for the Company by Steffanie J. Lewis, Esq., The International Business Law Firm, PC, 3511 North Thirteenth Street, Arlington, Virginia 22201-4907. Ms. Lewis is Legal Counsel to the Company and owns restricted shares of Common Stock and options to purchase additional Common Stock, the sum of which has no market value at this time, or at least the market value does not exceed $50,000.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's bylaws provide that, except for willful negligence or intentional criminal conduct, the Company shall indemnify its Directors, Chairman & President, Secretary, Officers and Counsel against personal liability, including shareholder and/or regulatory actions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

The restricted securities being registered for resale were issued under exemption 4(2) to the following persons in the stated amounts. The Selling Security Holders are:

Steffanie Lewis. . . . . . . . . . . . . . . . . .1,715,000* shares

Richard Charbit . . . . . . . . . . . . . . . . . 1,400,000* shares

Richard Charbit . . . . . . . . . . . . . . . . . 2,660,000* shares
(in his capacity as 100%
owner of Yorktown Consultancy
Services, Ltd.)

* The number of shares reflects a 7 for 1 forward split authorized by a majority of shareholders as recorded in the minutes of the Directors' Meeting of November 30, 2001, incorporated herein as
Exhibit 20.

The Company issued the restricted shares to Steffanie Lewis and to Mr. Charbit on March 14, 2001, in private offerings for legal work and business consulting, respectively, provided to the Company with unanimous ratification at the Shareholders' Annual Meetings by a majority of shareholders on August 24, 2001. Both Ms. Lewis and Mr. Charbit had access to virtually all the information about the Company in order that each might provide the Company with appropriate counsel and advice. Both Ms. Lewis and Mr. Charbit had knowledge and experience to evaluate the information they obtained.
 The securities were not issued to raise capital for the Company. Ms. Lewis and Mr. Charbit obtained the shares to be held in their respective private inventories. There was no solicitation.


ITEM 8.           EXHIBITS.

Exhibit No.      Description
----------       ----------------------------------------------
        3.1      Articles of Incorporation, as amended
        3.2      Bylaws, as amended
       15        Letter on Unaudited Interim Financial Information*
       19.1      Form 10-KSB December 31, 2000
       19.2      Form 10-QSB March 31, 2001
       19.3      Form 10-QSB June 30, 2001
       19.4      Form 10-QSB September 30, 2001
       20        Minutes of the Board of Directors' Meeting, Nov 30, 2001
       23.1      Consent of Independent Public Accountants*
       23.2      Consent of Steffanie J. Lewis, Esquire*

* Dated and manually signed written consent is located at the office of The International Business Law Firm, PC., 3511 North
Thirteenth Street, Arlington, Virginia 223201-4907.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 20, 2001.

(Registrant)   BALTIA AIR LINES, INC.


By:  /s/ ____ IGOR DMITROWSKY ______
       Igor Dmitrowsky,
       President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

   ____  /s/  IGOR DMITROWSKY ____
   Igor Dmitrowsky,
    principal executive officer, principal financial officer, and principal accounting officer


   ____ /s/ WALTER KAPLINSKY _____
   Walter Kaplinsky,
    Corporate Secretary and US authorized representative
     of Andris Rukmanis


   ____ /s/ ANDRIS RUKMANIS _____
   Andris Rukmanis, Director



                           EXHIBIT INDEX
Exhibit No.

    3.1     Articles of Incorporation, as amended
    3.2     By-laws, as amended
   15       Letter on Unaudited Interim Financial Information*
   19.1     Form 10-KSB December 31, 2000
   19.2     Form 10-QSB March 31, 2001
   19.3     Form 10-QSB June 30, 2001
   19.4     Form 10-QSB September 30, 2001
   20       Minutes of the Board of Directors' Meeting, Nov 30, 2001
   23.1     Consent of Independent Public Accountants*
   23.2     Consent of Steffanie J. Lewis, Esquire*

* Dated and manually signed written consent is located at the office of The International Business Law Firm, PC, 3511 North
Thirteenth Street, Arlington, Virginia 22201-4907.